Exhibit 5.1

[LETTERHEAD OF DEBEVOISE & PLIMPTON LLP]

October 13, 2009

Cellco Partnership

Verizon Wireless Capital LLC

One Verizon Way

Basking Ridge, NJ 07920

Registration Statement on Form S-4 of Cellco Partnership and Verizon Wireless Capital LLC

Ladies and Gentlemen:

We have acted as special counsel to Cellco Partnership, a Delaware general partnership, and Verizon Wireless Capital LLC, a Delaware limited liability company (collectively the “Issuers”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-4 (File No. 333-160446) (the “Registration Statement”), which includes a form of Prospectus (the “Prospectus”) relating to the proposed offering by the Issuers of: $1,250,000,000 aggregate principal amount of their Floating Rate Notes due 2011, $2,750,000,000 aggregate principal amount of their 3.75% Notes due 2011, $750,000,000 aggregate principal amount of their 5.25% Notes due 2012, $1,250,000,000 aggregate principal amount of their 7.375% Notes due 2013, $3,500,000,000 aggregate principal amount of their 5.55% Notes due 2014 and $2,250,000,000 aggregate principal amount of their 8.500% Notes due 2018 (collectively, the “New Notes”), which have been registered under the Securities Act, for a like principal amount of their issued and outstanding Floating Rate Notes due 2011, 3.75% Notes due 2011, 5.25% Notes due 2012, 7.375% Notes due 2013, 5.55% Notes due 2014 and 8.500% Notes due 2018 (collectively, the “Old Notes”). The New Notes are to be issued pursuant to an indenture, dated as of November 21, 2008 (the “Original Indenture”), and the Supplemental Indenture, dated as of December 18, 2008 (the “First Supplemental Indenture” and, together with the Original Indenture, the “Indenture”), in each case among the Issuers and U.S. Bank National Association (the “Trustee”).

In rendering the opinions expressed below, (a) we have examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Issuers and such other instruments and certificates of public officials, officers and representatives of the Issuers and others as we have deemed necessary or appropriate for the purposes of such opinions, (b) we have examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Issuers and (c) we have made such investigations of law as we have deemed necessary or appropriate as a basis for such opinions. In rendering the opinions expressed below, we have, with your permission, assumed without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies and (iv) the legal capacity of all natural persons executing documents.

Based on the foregoing, and subject to the further qualifications set forth below, we are of the opinion that:

Upon the execution and issuance of the New Notes by the Issuers and authentication of the New Notes by the Trustee in accordance with the Indenture and delivery of the New Notes against exchange therefor of the Old Notes pursuant to the exchange offer described in the Registration Statement (the “Exchange Offer”), the New Notes will be valid and binding obligations of the Issuers.

Our opinions set forth above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting enforcement of creditors’ rights or remedies generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) concepts of good faith, reasonableness and fair dealing, and standards of materiality and (iv) limitations on the validity or enforceability of indemnification, contribution or exculpation under applicable law (including court decisions) or public policy. Without limiting the foregoing, we express no opinion as to the validity, binding effect or enforceability of any provision of the Indenture or the New Notes that purports to (i) waive, release or vary any defense, right or privilege of, or any duties owing to, any party to the extent that such waiver, release or variation may be limited by applicable law, (ii) constitute a waiver of inconvenient forum or improper venue, (iii) relate to the subject matter jurisdiction of a court to adjudicate any controversy, (iv) grant a right to collect any amount that a court determines to constitute unearned interest, post-judgment interest or a penalty or forfeiture, (v) maintain or impose any obligation to pay any amount in U.S. dollars, or specify any rate or method of exchange, where a final judgment concerning such obligation is rendered in another currency or (vi) provide for liquidated damages or otherwise specify or limit damages, liabilities or remedies.

We express no opinion as to the effect of any Federal or state laws regarding fraudulent transfers or conveyances. We are members of the bar of the State of New York. We express no opinion as to the laws of any jurisdiction other than (i) the laws of the State of New York, (ii) the Revised Uniform Partnership Act of the State of Delaware and (iii) the Limited Liability Company Act of the State of Delaware, in each case (x) as currently in effect and (y) as in our experience are normally applicable to transactions of the type contemplated by the Registration Statement and the Indenture without regard to the particular nature of the business conducted by the Issuers. If and to the extent the statutes described in clauses (ii) or (iii) incorporate or are construed in accordance with other laws of the State of Delaware, including general contract law, we have assumed those laws are the same as the laws of the State of New York.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP

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